Exhibit 99.1

IHOP CORP.

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. REPORTS FOURTH QUARTER AND FISCAL 2007 FINANCIAL RESULTS

GLENDALE, Calif., February 27, 2008 — IHOP Corp. (NYSE: IHP) today announced financial results for the fourth quarter and fiscal year ended December 31, 2007, which reflected the Company’s $2.0 billion acquisition of Applebee’s International, Inc. (“Applebee’s”) on November 29, 2007.

Julia A. Stewart, IHOP’s chairman and chief executive officer, said, “2007 was a year of significant accomplishments for our Company.  During the fourth quarter 2007, we completed the acquisition of Applebee’s, which we believe represents an opportunity to create significant long-term value for IHOP Corp. shareholders.  In addition, our proven financial formula for success within the IHOP business unit — driving top line sales through new franchise restaurant openings and same-store sales growth while moderating G&A expenses — was evident once again.  We will look to achieve this same level of consistent performance with the Applebee’s business as we work to re-energize the brand and transition it, over time, to a more highly franchised model.”

Fourth Quarter and Fiscal 2007 Financial Performance

IHOP’s financial performance for the fourth quarter and fiscal year ended December 31, 2007 was materially impacted by the acquisition of Applebee’s International, Inc.  Financial results reflect the inclusion of Applebee’s financial performance for one month of 2007.

The Company reported a net loss of $16.0 million available to common stockholders, or $0.94 per diluted share for the fourth quarter 2007.  The decreases primarily resulted from the recognition of a $16.1 million expense (net of tax) due to an interest rate swap transaction, which was settled during the quarter, related to the financing of the Applebee’s acquisition.

Total swap transaction expenditures amounted to $124.0 million for fiscal 2007. The swap was required to hedge IHOP’s interest payments on the notes issued in the acquisition securitization transactions.  The swap had a notional amount of $2.039 billion and a fixed interest rate of 5.694%.  As a result of the swap settlement, the Company incurred a loss on the undesignated hedge of $26.5 million and $62.1 million for the fourth quarter and fiscal 2007, respectively, and will amortize the designated portion of the interest rate swap of $61.9 million into interest expense over the expected lives of the notes.

Excluding the loss on the undesignated hedge, the Company reported a decrease in net income available to common stockholders to $85,000, and a decrease in diluted net income available to common stockholders per share to $0.01 in the fourth quarter 2007 as compared with the same quarter in fiscal 2006.  The decreases resulted primarily from an increase in interest expense of $18.0 million associated with higher debt levels.  The Company’s quarterly performance was also impacted by higher General and Administrative (G&A) expenses reflecting the inclusion of one month’s worth of Applebee’s results and $4.3 million in asset impairment and closure charges related to Company Operations.

These factors were partially offset in the fourth quarter 2007 by a 68.2% increase in Franchise Operations profitability, mostly related to the inclusion of one month’s worth of Applebee’s results.   The Company’s quarterly results also benefited from a 9.3% increase in IHOP Franchise Operations profitability, which was due to a 3.7% increase in same-store sales and a 3.5% increase in effective restaurants within the IHOP system.  In addition, the Company’s consolidated tax rate was 35.1% in the fourth quarter 2007 versus a consolidated tax rate of 38.0% in the third quarter 2007, which was lower due to compensation related tax credits.  Further, a 5.8% reduction in diluted weighted average shares outstanding due to share repurchases by the Company made over the past 12 months positively impacted diluted net income available to common stockholders per share performance for the fourth quarter 2007.

For the fiscal year ended December 31, 2007, the Company reported a net loss available to common stockholders of $2.2 million, or $0.13 per diluted share.  The decreases primarily resulted from the recognition of a $37.8 million expense (net of tax) related to the swap settlement in the second half of fiscal 2007 and a $1.4 million expense (net of tax) related to the early extinguishment of debt in March 2007.  Excluding the swap expense and early debt extinguishment costs, the Company reported a decrease of 17.1% in net income available to common stockholders to $36.9 million, and an 11.9% decrease in diluted net income available to common stockholders per share to $2.14 for fiscal 2007 compared to fiscal 2006.  The decreases resulted primarily from an increase in interest expense of $20.8 million.  The Company’s fiscal 2007 performance was also impacted by higher G&A expenses reflecting the inclusion of one month’s worth of Applebee’s results.

These factors were partially offset in fiscal 2007 by a 22.3% increase in Franchise Operations profitability, mostly related to the inclusion of one month’s worth of Applebee’s results.  The Company’s fiscal 2007 results also benefited from a 7.7% increase in IHOP Franchise Operations profitability, which was due to a 2.2% increase in same-store sales and a 4.5% increase in effective restaurants within the IHOP system.  In addition, the Company recognized an income tax benefit from continuing operations of $2.2 million for fiscal 2007 versus an income tax expense of $28.3 million for fiscal 2006.  The overall reduction in income taxes was primarily due to a taxable loss of $2.8 million in fiscal 2007 versus taxable income of $72.9 million in fiscal 2006.  Further, a 5.8% reduction in diluted weighted average shares outstanding due to share repurchases by IHOP Corp. made over the past 12 months positively impacted fiscal 2007 diluted net income available to common stockholders per share performance.

Cash flows from operating activities increased 63.9% for fiscal 2007 to $106.3 million compared with $64.9 million for fiscal 2006.  This increase was primarily due to $41.8 million from one month of Applebee’s operating activities.  Principal receipts from notes and equipment contracts receivable, which are an additional source of cash generation for the Company, amounted to $16.6 million for fiscal 2007.  Capital expenditures increased to $11.9 million for fiscal 2007 compared with $9.4 million for fiscal 2006.  The increase in capital expenditures primarily reflects the inclusion of Applebee’s capital expenditures during December 2007, which was offset by lower IHOP capital spending consistent with the Company’s plan not to open any locations in its dedicated Company market in Cincinnati, Ohio, in fiscal 2007.

Investor Conference Call Today

IHOP Corp. will host an investor conference call to discuss its fourth quarter and fiscal 2007 financial results as well as 2008 financial performance guidance today, Wednesday, February 27, 2008, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 680-0860 and reference pass code 40886137.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Calls &

Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through March 5, 2008 by dialing 888-286-8010 and referencing pass code 10840728.  An online archive of the webcast also will be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

Based in Glendale, California, IHOP Corp. franchises and operates restaurants under the International House of Pancakes, or IHOP, and the Applebee’s Neighborhood Grill & Bar brands.  With more than 3,300 restaurants combined, IHOP Corp. is the largest full-service restaurant company in the world.  IHOP Corp.’s common stock is listed on the NYSE under the symbol “IHP.”  For more information on IHOP Corp., visit the Investor Relations section of the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q, as well as releases, statements and SEC filings by Applebee’s International, Inc. prior to its acquisition by the Company. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

References to Non-GAAP Financial Measures

This news release includes references to the Company’s “net (loss) income available to common stockholders, excluding a loss on the undesignated hedge and early debt extinguishment costs”. This is computed for a given period by deducting from net (loss) income available to common stockholders for such period, the effect of any loss on the undesignated hedge and early debt extinguishment costs incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis. Each of these is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. A reconciliation of these amounts to the most directly comparable GAAP financial measure is included in a table at the end of this release.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006
Revenues
Franchise revenues	$62,991	$45,625	$205,757	$179,331
Company restaurant sales	112,750	3,936	125,905	13,585
Rental income	33,112	33,069	132,422	132,101
Financing revenues	4,740	5,302	20,475	24,543
Total revenues	213,593	87,932	484,559	349,560
Costs and Expenses
Franchise expenses	22,986	21,835	88,054	83,079
Company restaurant expenses	102,451	4,660	117,435	15,601
Rental expenses	24,549	24,378	98,402	97,904
Financing expenses	227	181	1,215	4,240
General and administrative expenses	33,531	17,035	81,597	63,543
Interest expense	19,770	1,804	28,654	7,902
Amortization of intangible assets	1,132	—	1,132	—
Other expense, net	265	919	2,147	4,398
Impairment and closure charges	4,271	—	4,326	43
Loss on derivative instrument	26,513	—	62,131	—
Early debt extinguishment costs	—	—	2,223	—
Total costs and expenses	235,695	70,812	487,316	276,710
(Loss) income from continuing operations before income taxes	(22,102)	17,120	(2,757)	72,850
(Benefit) provision for income taxes	(7,765)	6,790	(2,247)	28,297
(Loss) income from continuing operations	(14,337)	10,330	(510)	44,553
Income from discontinued operations, net of tax	30	—	30	—
Net (loss) income	$(14,307)	$10,330	$(480)	$44,553

Net (loss) income	$(14,307)	$10,330	$(480)	$44,553
Less: Preferred stock dividends	(1,742)	—	(1,742)	—
Net (loss) income available to common stockholders	$(16,049)	$10,330	$(2,222)	$44,553

Net (Loss) Income Available to Common Stockholders Per Share
Basic	$(0.94)	$0.58	$(0.13)	$2.46
Diluted	$(0.94)	$0.57	$(0.13)	$2.43

Weighted Average Shares Outstanding
Basic	16,996	17,839	17,232	18,085
Diluted	16,996	18,051	17,232	18,298

Dividends Declared Per Share	$0.25	$0.25	$1.00	$1.00

Dividends Paid Per Share	$0.25	$0.25	$1.00	$1.00

IHOP CORP. AND SUBSIDIARIES

IHOP RESTAURANT DATA

(Unaudited)

The following table sets forth the number of effective restaurants in the IHOP system and information regarding the percentage change in sales at those restaurants compared to the same period in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales of restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations. Pro forma information on Applebee’s restaurant data restaurant development and franchising activity is presented in the section entitled “Pro forma comparison—Applebee’s” herein.

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006
IHOP Restaurant Data
Effective restaurants (a)
Franchise	1,162	1,116	1,144	1,095
Company	11	10	12	8
Area license	157	159	158	156
Total	1,330	1,285	1,314	1,259

System-wide (b)
IHOP sales percentage change (c)	7.8%	6.2%	6.9%	7.4%
IHOP same-store sales percentage change (d)	3.7%	0.4%	2.2%	2.5%

Franchise (b)
IHOP sales percentage change (c)	8.3%	5.9%	7.1%	7.5%
IHOP same-store sales percentage change (d)	3.7%	0.5%	2.2%	2.5%

Company
IHOP sales percentage change (c)	0.8%	51.5%	26.0%	(2.7)%

(a)   “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)         “System-wide sales” are retail sales at IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company.  IHOP franchise restaurant sales were $522.0 million and $2.1 billion for the fourth quarter and fiscal year ended December 31, 2007, respectively, and sales at IHOP area license restaurants were $51.9 million and $211.9 million for the fourth quarter and fiscal year ended December 31, 2007, respectively.  Franchise restaurant retail sales are sales recorded at restaurants that are owned by franchisees and area licensees and are not attributable to the Company.  Franchise restaurant retail sales are useful in analyzing our franchise revenues because franchisees and area licenses pay us royalties and other fees that are generally based on a percentage of their sales.  Sales of restaurants that are owned by franchisees and area licenses are not attributable to the Company.

(c)          “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)         “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.  Same-store sales percentage change does not include data on IHOP restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

IHOP RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

The following table summarizes IHOP restaurant development and franchising activity:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006
IHOP Restaurant Development Activity
Beginning of period	1,328	1,278	1,302	1,242
New openings
Company-developed	—	1	—	4
Franchisee-developed	22	22	57	57
International franchisee-developed	—	—	2	—
Area license	1	2	1	8
Total new openings	23	25	60	69
Closings
Company	(1)	—	(2)	—
Franchise	(6)	(1)	(12)	(8)
Area license	—	—	(4)	(1)
End of period	1,344	1,302	1,344	1,302

Summary-end of period
Franchise	1,176	1,132	1,176	1,132
Company	11	10	11	10
Area license	157	160	157	160
Total	1,344	1,302	1,344	1,302

IHOP Restaurant Franchising Activity
Franchisee-developed	22	22	57	57
International franchisee-developed	—	—	2	—
Rehabilitated and refranchised	—	1	4	9
Total restaurants franchised	22	23	63	66
Reacquired by the Company	(1)	(1)	(7)	(8)
Closed	(6)	(1)	(12)	(8)
Net addition	15	21	44	50

IHOP CORP. AND SUBSIDIARIES

APPLEBEE’S RESTAURANT DATA

(Unaudited)

Pro Forma Comparison—Applebee’s

The 2007 Pro Forma information includes the 11-month data from Applebee’s prior to the acquisition date of November 29, 2007 and the one-month data of Applebee’s subsequent to the acquisition date. The 2006 Predecessor information represents data derived from Applebee’s prior to the acquisition date.

Restaurant Data

The following table sets forth the number of effective restaurants in the Applebee’s system and information regarding the percentage change in sales at those restaurants compared to the same period in the prior year.

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006
	Pro Forma	Predecessor	Pro Forma	Predecessor
Applebee’s Restaurant Data
Effective restaurants (a)
Franchise	1,449	1,388	1,429	1,353
Company	509	517	513	506
Total	1,958	1,905	1,942	1,859

System-wide (b)
Applebee’s domestic sales percentage change (c)(e)	(7.0)%	14.9%	(0.2)%	8.4%
Applebee’s domestic same-store sales percentage change (d)(e)	(2.9)%	(1.1)%	(2.1)%	(0.6)%

Franchise (b)
Applebee’s domestic sales percentage change (c)(e)	(6.7)%	15.0%	0.1%	7.6%
Applebee’s domestic same-store sales percentage change (d)(e)	(2.9)%	(1.0)%	(2.0)%	(0.5)%

Company
Applebee’s sales percentage change (c)(e)	(7.7)%	14.6%	(0.9)%	10.6%
Applebee’s same-store sales percentage change (d)(e)	(2.8)%	(1.4)%	(2.2)%	(1.0)%

(a)          “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the Applebee’s system, which includes restaurants owned by Applebee’s as well as those owned by franchisees.

(b)         “System-wide sales” are retail sales at Applebee’s restaurants operated by franchisees, area licensees and Applebee’s, as reported to the Company.  The Company acquired Applebee’s International, Inc. on November 29, 2007.  Applebee’s system-wide sales information includes the full year.  Domestic franchise restaurant sales for Applebee’s restaurants were $803.3 million and $3.3 billion for the fourth quarter and fiscal year ended December 31, 2007, respectively.  Domestic franchise restaurant sales for Applebee’s restaurants in the 2007 period subsequent to the acquisition date were $319.5 million.  Franchise restaurant retail sales are sales recorded at restaurants that are owned by franchisees and area licensees and are not attributable to the Company.  Franchise restaurant retail sales are useful in analyzing our franchise revenues because franchisees and area licenses pay us royalties and other fees that are generally based on a percentage of their sales.  Sales of restaurants that are owned by franchisees and area licenses are not attributable to the Company.

(c)          “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.  The sales percentage changes for Applebee’s restaurants for the three months ended December 31, 2007 and 2006 were impacted by a 14th week in 2006.  The sales percentage changes for Applebee’s restaurants for the fiscal years ended December 31, 2007 and 2006 were impacted by a 53rd week in 2006.  In addition, all periods for company-operated Applebee’s restaurants exclude the impact of discontinued operations.

(d)         “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.

(e)          These amounts represent changes for Applebee’s restaurants for the full fiscal year.  We acquired Applebee’s on November 29, 2007.  The change in Applebee’s store sales and same-store sales was (5.1)% and (4.5)%, respectively, for the five-week period in 2007 subsequent to the acquisition date.  The change in domestic franchise restaurant store sales and same-store sales, as reported to the Company, was (2.4)% and (5.0)%, respectively, for the five-week period in 2007 subsequent to the acquisition date.  The change in domestic system store sales was (3.1)% and (4.8)%, respectively, for the five-week period in 2007 subsequent to the acquisition date.

IHOP CORP. AND SUBSIDIARIES

APPLEBEE’S RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

The following table summarizes Applebee’s restaurant development and franchising activity:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006
	Pro Forma	Predecessor	Pro Forma	Predecessor
Applebee’s Restaurant Development Activity
Beginning of period	1,953	1,884	1,930	1,804
New openings
Company-developed	2	10	14	35
Franchisee-developed	24	41	66	108
Total new openings	26	51	80	143
Closings
Company	(1)	(1)	(24)	(4)
Franchise	(2)	(4)	(10)	(13)
End of period	1,976	1,930	1,976	1,930

Summary-end of period
Franchise	1,465	1,409	1,465	1,409
Company	511	521	511	521
Total	1,976	1,930	1,976	1,930

Applebee’s Restaurant Franchising Activity
Franchisee-developed	14	32	44	90
International franchisee-developed	10	9	22	18
Total restaurants franchised	24	41	66	108
Reacquired by the Company	—	—	—	(4)
Closed	(2)	(4)	(10)	(13)
Net addition	22	37	56	91

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,838	$19,516
Restricted cash	128,138	—
Short-term investments, at market value	300	—
Receivables, net	115,335	45,571
Inventories	13,280	396
Prepaid income taxes	30,695	3,320
Prepaid expenses	30,831	1,553
Deferred income taxes	21,862	5,417
Assets held for sale	60,347	—
Current assets related to discontinued operations	6,052	—
Total current assets	433,678	75,773
Non-current restricted cash	57,962	—
Restricted assets related to captive insurance subsidiary	10,518	—
Long-term receivables	288,452	302,088
Property and equipment, net	1,139,616	309,737
Goodwill	730,728	10,767
Other intangible assets, net	1,011,457	—
Other assets	156,193	67,885
Non-current assets related to discontinued operations	2,558	—
Total assets	$3,831,162	$766,250
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$—	$19,738
Accounts payable	99,019	14,689
Accrued employee compensation and benefits	56,795	13,359
Deferred revenue	76,802	—
Accrued financing costs	63,045	1,601
Deferred compensation	21,236	—
Accrued interest payable	15,240	2,498
Other accrued expenses	49,203	9,600
Total current liabilities	381,340	61,485
Long-term debt, less current maturities	2,263,887	94,468
Capital lease obligations, less current maturities	168,242	170,412
Deferred income taxes	504,865	76,017
Other liabilities	113,103	74,655
Non-current liabilities related to discontinued operations	3,302	—

Commitments and contingencies
Preferred stock, Series A, $1 par value, 220,000 shares authorized; 190,000 shares issued and outstanding	187,050	—

Stockholders’ equity
Preferred stock, Series B, $1 par value, 10,000,000 shares authorized; 35,000 shares issued and outstanding	35	—
Common stock, $.01 par value, 40,000,000 shares authorized; 2007: 23,359,664 shares issued and 17,105,469 shares outstanding; 2006: 22,818,007 shares issued and 17,873,548 shares outstanding	230	227
Additional paid-in capital	184,710	131,748
Retained earnings	338,790	358,975
Accumulated other comprehensive loss	(36,738)	(133)
Treasury stock, at cost (2007: 6,254,195 shares; 2006: 4,944,459 shares)	(277,654)	(201,604)
Total stockholders’ equity	209,373	289,213
Total liabilities and stockholders’ equity	$3,831,162	$766,250

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Fiscal Year Ended December 31,
	2007	2006
Cash flows from operating activities
Net (loss) income	$(480)	$44,553
Adjustments to reconcile net (loss) income to cash flows provided by operating activities
Depreciation and amortization	31,829	20,050
Debt extinguishment and other costs	2,223	—
Loss on derivative financial instrument	62,131	—
Impairment and closure charges	4,381	43
Deferred income taxes	(31,324)	6,304
Stock-based compensation expense	6,958	3,911
Tax benefit from stock-based compensation	3,476	1,720
Excess tax benefit from stock-based compensation	(2,693)	(1,720)
Gain on sale of land	(98)	—
Changes in operating assets and liabilities
Receivables	(22,479)	(2,524)
Inventories	512	141
Prepaid expenses	(17,147)	(4,975)
Accounts payable	37,266	(394)
Accrued employee compensation and benefits	(21,868)	2,614
Deferred revenue	43,685	—
Other accrued expenses	13,553	(3,422)
Loss reserve and unearned premiums related to captive insurance subsidiary	(613)	—
Other	(2,989)	(1,442)
Cash flows provided by operating activities	106,323	64,859
Cash flows from investing activities
Additions to property and equipment	(11,871)	(9,426)
Acquisition of business, net of cash acquired	(1,943,567)	—
Additions and reductions to long-term receivables	1,538	(159)
Principal receipts from notes and equipment contracts receivable	16,617	17,781
Investment in captive insurance subsidiary	345	—
Additions to assets held for sale	(688)	(594)
Property insurance proceeds, net	(636)	1,694
Proceeds from sale of property and equipment	870	—
Cash flows (used in) provided by investing activities	(1,937,392)	9,296
Cash flows from financing activities
Proceeds from issuance of long-term debt	2,296,216	—
Repayment of long-term debt	(268,199)	(19,568)
Payment of debt issuance costs	(138,021)	(925)
Prepayment penalties on early debt extinguishment	(1,219)	—
Principal payments on capital lease obligations	(5,364)	(4,088)
Dividends paid	(17,293)	(18,138)
Issuance of preferred stock	222,800	—
Purchase of treasury stock, net	(76,050)	(42,695)
Proceeds from stock options exercised	8,928	5,944
Excess tax benefit from stock-based compensation	2,693	1,720
Restricted cash related to securitization	(186,100)	—
Cash flows provided by (used in) financing activities	1,838,391	(77,750)
Net change in cash and cash equivalents	7,322	(3,595)
Cash and cash equivalents at beginning of year	19,516	23,111
Cash and cash equivalents at end of year	$26,838	$19,516

IHOP CORP. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net (loss) income available to common stockholders to (ii) net income available to common stockholders excluding the impact of a loss on the undesignated hedge and early debt extinguishment costs, and related per share data:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006

Net (loss) income available to common stockholders, as reported	$(16,049)	$10,330	$(2,222)	$44,553
Loss on the undesignated hedge	26,513	—	62,131	—
Early debt extinguishment costs	—	—	2,223	—
Income tax benefit	(10,379)	—	(25,193)	—
Net income available to common stockholders, as adjusted	$85	$10,330	$36,939	$44,553

Diluted net income available to common stockholders per share:
Net (loss) income available to common stockholders per share, as reported	$(0.94)	$0.57	$(0.13)	$2.43
Loss on the undesignated hedge per share	1.56	—	3.60	—
Early debt extinguishment costs per share	—	—	0.13	—
Income tax benefit per share	(0.61)	—	(1.46)	—
Diluted net income available to common stockholders per share, as adjusted	$0.01	$0.57	$2.14	$2.43